                                                                      Exhibit 12


                                FEDEX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)


                                                                   YEAR ENDED MAY 31,
                                           ----------------------------------------------------------------
                                              2001          2000          1999          1998         1997
                                           ----------    ----------    ----------    ----------    --------
                                                             (IN THOUSANDS, EXCEPT RATIOS)
Earnings:
    Income before income taxes ........    $  927,573    $1,137,740    $1,061,064    $  899,518    $425,865
    Add back:
      Interest expense, net of
        capitalized interest ..........       155,150       121,173       110,590       135,696     110,080
      Amortization of debt
        issuance costs ................         2,057         1,264         9,249         1,481       1,328
      Portion of rent expense
        representative of
        interest factor ...............       666,860       624,588       570,789       508,325     439,729
                                           ----------    ----------    ----------    ----------    --------
Earnings as adjusted ..................    $1,751,640    $1,884,765    $1,751,692    $1,545,020    $977,002
                                           ==========    ==========    ==========    ==========    ========

Fixed Charges:
    Interest expense, net of
      capitalized interest ............    $  155,150    $  121,173    $  110,590    $  135,696    $110,080
    Capitalized interest ..............        26,536        34,823        38,880        33,009      45,717
    Amortization of debt Issuance costs         2,057         1,264         9,249         1,481       1,328
    Portion of rent expense
      representative of interest
      factor ..........................       666,860       624,588       570,789       508,325     439,729
                                           ----------    ----------    ----------    ----------    --------
                                           $  850,603    $  781,848    $  729,508    $  678,511    $596,854
                                           ==========    ==========    ==========    ==========    ========

    Ratio of earnings to fixed
      charges .........................           2.1           2.4           2.4           2.3         1.6
                                           ==========    ==========    ==========    ==========    ========